UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 2, 2012

TNP Strategic Retail Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54376	90-0413866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Main Street, Suite 700

Irvine, California 92614

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 833-8252

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Independent Director

On October 2, 2012, the Board of Directors, including all the independent directors, appointed John B. Maier II as an independent director to fill the vacancy on the Board created by the resignation of Mr. Kompaniez. The appointment of Mr. Maier was not made pursuant to any arrangement or understanding between Mr. Maier and any other person. Mr. Maier has also been appointed to the audit committee and the special committee of the Board of Directors.

John B. Maier II, 50, is Head of Investment Banking at Headwaters|MB LLC. He joined Headwaters when Headwaters acquired Legacy Ptrs. & Co, LLC, an investment bank focused on the middle market. Prior to re-forming Legacy in 2010, Mr. Maier was Co-Head of Mergers and Acquisitions and Financial Sponsors at FBR Capital Markets, where he was part of the successful 144A offering of Triple Net Properties, LLC. He joined FBR in 2007 when FBR acquired Legacy Partners Group, LLC founded by Mr. Maier in 2003. Prior to launching Legacy, Mr. Maier was Global Co-Head of Middle Market M&A at Credit Suisse First Boston. He joined Credit Suisse when it acquired Donaldson, Lufkin & Jenrette where Mr. Maier was a partner. At DLJ he helped build and then led the firm’s Exclusive Sales Group, which became one of the most successful middle market sell-side advisory practices on Wall Street. Prior to joining DLJ, Mr. Maier was with Wasserstein Perella & Co. in their Los Angeles office, where he launched that firm’s Global Logistics and Outsourcing Practice. He subsequently helped start Wasserstein’s San Francisco banking effort and its West Coast Technology Practice.

Mr. Maier graduated from Wake Forest University. He received his MBA with the distinction University Fellow from Georgetown University. Mr. Maier is a past member of the Board of Advisors of Wake Forest University’s School of Business and Georgetown University’s School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.

Date: October 9, 2012	By:	/s/ Dee R. Balch
Dee R. Balch
Chief Financial Officer, Treasurer and Secretary